Exhibit 99.1

Cost Plus, Inc. Reaffirms its Second Quarter 2011 Guidance and Announces Reporting Date for Second Quarter 2011 Financial Results and Investor Conference Call

OAKLAND, CA — August 8, 2011 — Cost Plus, Inc. (Nasdaq: CPWM) today reaffirmed its previously announced second quarter fiscal 2011 guidance. For the second quarter of fiscal 2011, which ended on July 30, 2011, the Company expects net sales in the range of $195 million to $199 million, based on a same store sales increase in the range of 2% to 4% compared to a same store sales increase of 6.5% for the second quarter of fiscal 2010. Gross profit as a percentage of net sales for the second quarter of fiscal 2011 is expected to be in the range of 29.4% to 29.7% compared to 31.6% last year. The Company is projecting a net loss from continuing operations for the second quarter of fiscal 2011 in the range of $10 million to $8 million or $0.44 to $0.37 per diluted share compared to a net loss from continuing operations of $6.6 million for the second quarter of fiscal 2010.

Cost Plus, Inc. also announced today that it will release its second quarter results for fiscal 2011 on Thursday, August 25, 2011, after the market close, and will host a conference call for investors at 1:30 p.m. PT that day. Participating in the call will be Barry Feld, President and Chief Executive Officer, and Jane Baughman, Chief Financial Officer.

The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 866-272-9941 and the access code is 20704125. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 32124814, from 4:30 p.m. PT Thursday, August 25, 2011 to 4:30 p.m. PT on Thursday, September 1, 2011. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.worldmarket.com.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, August 8, 2011, the Company operates 258 stores in 30 states.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such forward-looking statements include, but are not limited to, statements relating to our expected second quarter fiscal 2011 results, which have not been reviewed by the Company’s independent registered public accounting firm, and are subject to adjustment prior to the Company’s reporting financial results for the second quarter of fiscal 2011. The risks and uncertainties include, but are not limited to: risks as to adjustments to preliminary estimates for the financial results of the second quarter fiscal 2011; issues encountered in the completion of the review of such results; changes in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather and other seasonal considerations; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119